Exhibit 10.22

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (“Third Amendment”) is entered into as of April 30, 2002 between TDK MEDIACTIVE, INC., a Delaware corporation (“Borrower”), and TDK USA CORPORATION, a New York corporation (“Lender”), with reference to the following facts:

A.  Borrower and Lender are parties to that certain Loan and Security Agreement dated as of March 29, 2001 (as amended, the “Loan Agreement”) pursuant to which Lender agreed to loan and Borrower agreed to borrow up to the original sum of Eight Million Dollars ($8,000,000), and Borrower executed in favor of Lender that Promissory Note dated March 29, 2001 (“Note”);

B.  Pursuant to that First Amendment to Loan and Security Agreement dated as of August 24, 2001, Borrower and Lender agreed to amend the Loan Agreement and the Note to increase the maximum amount of the credit extended to Borrower under the Loan Agreement to Twenty Million Dollars ($20,000,000) and extend the latest maturity date from March 31, 2001 to March 31, 2002; and

C.  Pursuant to that Second Amendment to Loan and Security Agreement dated as of March 31, 2002, Borrower and Lender agreed to extend the maturity of the Loan Agreement and the Note to April 30, 2002; and

D.  Borrower has requested Lender to amend the Loan Agreement and the Note to increase the maximum amount of the credit that may be extended to Borrower under the Loan Agreement to Thirty Million Dollars ($30,000,000) and to extend the latest Maturity Date to March 31, 2003.

E.  Lender is willing to amend the Loan Agreement and Note subject to the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts and the mutual promises contained herein, Borrower and Lender agree as follows:

1.  Definitions.    Each of the terms defined in the Loan Agreement, unless otherwise defined in this Third Amendment, shall have the same meaning when used herein.

2.  Amendments to the Loan Agreement.    The Loan Agreement is hereby amended as follows:

(a)  Section 1 of Loan Agreement.    Section 1 of the Loan Agreement, which presently reads in its entirety as follows:

“1.  Subject to the terms and conditions of this Agreement, Lender agrees to make cash advances (individually an “Advance” and collectively the “Advances”) to Borrower from the date hereof until April 30, 2002 (the “Maturity Date”). The aggregate principal amount of (i) all outstanding Advances, plus (ii) the outstanding undrawn balance of any outstanding letters of credit that may be opened from time to time for the account of Lender, at Lender’s discretion, in favor of a third party for commercial transactions between Borrower on one hand and such third party on the other hand (“Letters of Credit”) plus (iii) the outstanding amount that Lender has reimbursed the issuing bank in connection with any Letter of Credit but for which Lender has not been reimbursed by Borrower, shall not exceed at any one time the sum of Twenty Million United States Dollars (US$20,000,000). Each Advance shall be made on a day (not including Saturday or Sunday) on which Lender’s bank is open for business (“Banking Day”) and shall be requested by Borrower in writing by a letter signed by an authorized officer of Borrower at least two (2) Banking Day’s prior written notice to the proposed date of borrowing. Each written notice shall specify (i) the proposed date, (ii) the amount of the Advance, and (iii) the account of Borrower to which funds are to be disbursed. Each Advance must be at least $50,000, and Lender shall not be obligated to make more than one (1) Advance in any calendar month.”

is hereby amended and restated to read in its entirety as follows:

“1.  Subject to the terms and conditions of this Agreement, Lender agrees to make cash advances (individually an “Advance” and collectively the “Advances”) to Borrower from the date hereof until March 31, 2003 (the “Maturity Date”). The aggregate principal amount of (i) all outstanding Advances, plus (ii) the outstanding undrawn balance of any outstanding letters of credit that may be opened from time to time for the account of Lender, at Lender’s discretion, in favor of a third party for commercial transactions between Borrower on one hand and such third party on the other hand (“Letters of Credit”) plus (iii) the outstanding amount that Lender has reimbursed the issuing bank in connection with any Letter of Credit but for which Lender has not been reimbursed by Borrower, shall not exceed at any one time the sum of Thirty Million United

States Dollars (US$30,000,000); provided that Lender has no obligation whatsoever to disburse any Advance that would cause the aggregate outstanding principal amount of the Advances to exceed Twenty Million United States Dollars (US$20,000,000), any disbursement in excess of that amount (“Uncommitted Advances”) being at the sole discretion of Lender but nevertheless entitled to the full benefits of this Agreement for Lender. Notwithstanding the foregoing, if the aggregate outstanding principal balance of Advances as of the end of any month in which the Loan is outstanding exceeds the Forecasted Loan Balance for such month by more than Two Million United States Dollars (U.S.$2,000,000), then (i) Lender shall have no obligation to lend any additional principal to Borrower while such balance exceeds the Forecasted Loan Balance and (ii) within fifteen (15) days of Borrower’s receipt of notice from Lender to do so, given at Lender’s option, Borrower shall prepay principal of the Loan in an amount that will cause the aggregate outstanding principal balance of the Loan not to exceed such Forecasted Loan Balance. Each Advance shall be made on a day (not including Saturday or Sunday) on which Lender’s bank is open for business (“Banking Day”) and shall be requested by Borrower in writing by a letter signed by an authorized officer of Borrower at least two (2) Banking Days’ prior written notice to the proposed date of borrowing. Each written notice shall specify (i) the proposed date, (ii) the amount of the Advance, and (iii) the account of Borrower to which funds are to be disbursed. Each Advance must be at least $50,000, and Lender shall not be obligated to make more than one (1) Advance in any calendar month.”

(b)  Subsection 6(h) of Loan Agreement.    Section 6, subsection (h) of the Loan Agreement, which presently reads in its entirety as follows:

“(h)  cause Indebtedness not to exceed Twenty Million Dollars ($20,000,000) at any time while the Loan is outstanding;”

is hereby amended and restated to read in its entirety as follows:

“(h) cause Indebtedness not to exceed Thirty-One Million Dollars ($31,000,000) at any time while the Loan is outstanding;”

(c)  Subsection 6(i) of Loan Agreement.    Section 6, subsection (i) of the Loan Agreement, which presently reads in its entirety as follows:

“(i)  maintain a Current Ratio of at least 1.00:1.00 for the annual fiscal period commencing on January 1, 2001 and each subsequent annual fiscal period of Borrower;”

is hereby amended and restated to read in its entirety as follows:

“(i)  maintain a Current Ratio of at least 1.00:0.90 as of the end of each calendar quarter (i.e., quarterly periods ending March 31, June 30, September 30, and December 31) in which the Loan is outstanding;”

(d)  Subsection 6(j) of Loan Agreement.    Section 6, subsection (j) of the Loan Agreement, which presently reads in its entirety as follows:

“maintain an Interest Coverage Ratio of not less than 1.50:1.0 for the annual fiscal period commencing on January 1, 2001 and each subsequent annual fiscal period of Borrower;”

is hereby amended and restated to read in its entirety as follows:

“maintain an Interest Coverage Ratio of not less than 1.50:1.0 as of December 31 of each year in which the Loan is outstanding;”

(e)  New Subsection 6(r) of Loan Agreement.    Section 6 of the Loan Agreement is hereby amended to add a new subsection (r) to read in its entirety as follows:

“(r)  maintain a Net Sales/Net Assets Ratio of not less than 1.00:1.20 as of the end of each calendar quarter (i.e., quarterly periods ending March 31, June 30, September 30, and December 31) in which the Loan is outstanding;”

(f)  New Subsection 6(s) of Loan Agreement.     Section 6 of the Loan Agreement is hereby amended to add a new subsection (s) to read in its entirety as follows:

“(s)  Borrower shall pay to Lender one-tenth of one percent (0.10%) of the face amount of each Letter of Credit, within fifteen (15) days of the opening of such Letter of Credit.”

(g)  Section 26, New Definitions.    The following definitions are hereby added to Section 26 of the Loan Agreement, in proper alphabetical sequence with the other definitions already set forth therein:

“‘Forecasted Loan Balance’ means, for any month, the forecasted loan balance for such month as set forth in Exhibit B to the Third Amendment to the Agreement.”

“‘Net Sales/Net Assets Ratio’, for any calendar quarter, means the ratio of the running total of the actual sales of Borrower for the immediately preceding twelve (12) month period to the Borrower’s total accounts receivable, inventory, prepaid royalty and prepaid software development expenses, as each is determined in accordance with GAAP as of the end of such calendar quarter.”

“‘Uncommitted Advances’ has the meaning assigned thereto in Section 1 of this Agreement.”

3.  Amended and Restated Note.    The Note is hereby amended and restated to read in its entirety as the Promissory Note attached hereto as Exhibit A.

4.  No Other Changes.

(a)  Except as specifically amended above or referenced herein, the Loan Agreement shall remain in full force and effect in accordance with its original terms, and is hereby ratified and confirmed.

(b)  Upon the effectiveness of this Third Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by this Third Amendment.

(c)  Upon the effectiveness of this Third Amendment, each reference in the Loan Agreement to the “Note” or words of like import referring to the Note shall mean and be a reference to the Amended and Restated Note, attached as Exhibit A to this Third Amendment.

5.  Borrower’s Representations and Warranties.    Borrower represents and warrants as follows:

(a)  Each of the representations and warranties contained in Section 5 of the Loan Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if specifically set forth herein.

(b)  The execution and delivery of this Third Amendment has been authorized by all necessary or appropriate corporate action of Borrower, including without limitation the approval of the Conflicts Committee of the board of directors of Borrower.

(c)  This Third Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

(d)  No event has occurred and is continuing or would result from this Third Amendment which constitutes an Event of Default under the Loan Agreement as amended hereby or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6.  Conditions Precedent.    The following items are conditions precedent to this Third Amendment:

(a)  This Third Amendment duly executed by Borrower; and

(b)  The Amended and Restated Promissory Note, in the form of Exhibit A attached hereto, duly executed by Borrower; and

(c)  Any other documents reasonably requested by Lender.

7.  Expenses.    Borrower shall reimburse Lender for its out of pocket expenses in connection with this Third Amendment, including without limitation its attorneys’ fees.

8.  Governing Law/Venue.    This Third Amendment shall be construed in accordance with, and governed by, the laws of the State of California. Venue shall be in any court serving Los Angeles County, California.

9.  Counterparts.    This Third Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.  No Novation.    This Third Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and except as otherwise expressly stated herein, the Loan Agreement (which, along with all exhibits attached thereto, is incorporated herein by reference) shall remain in full force and effect, and the terms and conditions thereof shall apply to this Third Amendment.

WITNESS the due execution hereof as of the date first written above.

TDK MEDIACTIVE, INC., a Delaware corporation

By:
Shin Tanabe Its President

TDK USA CORPORATION, a New York corporation

By:
Name: Title:

EXHIBIT A

AMENDED AND RESTATED PROMISSORY NOTE

EXHIBIT B

MONTHLY FORECASTED LOAN BALANCE

	Apr-02	May-02	Jun-02	Jul-02	Aug-02	Sep-02
Cummulative Borrowings	$16,500,000	$13,000,000	$13,000,000	$13,000,000	$13,500,000	$17,000,000

	Oct-02	Nov-02	Dec-02	Jan-03	Feb-03	Mar-03
Cummulative Borrowings	$27,500,000	$27,500,000	$18,500,000	$7,000,000	$9,000,000	$13,500,000